As filed with the Securities and Exchange Commission on August 11, 1999

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                            NUWAVE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
           DELAWARE                                           22-3387630
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                           Identification No.)

         ONE PASSAIC AVENUE, FAIRFIELD, NEW JERSEY 07004 (973) 882-8810
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                             -----------------------

                                Mr. Gerald Zarin
    Chairman of the Board of Directors, President and Chief Executive Officer
                 One Passaic Avenue, Fairfield, New Jersey 07004
                                 (973) 882-8810
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies To:
                               Fredric Klink, Esq.
                             Dechert Price & Rhoads
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 698-3500

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of each of the Selling Stockholders and the Consultant.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------.

     If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                   Proposed            Proposed
                                                                    Maximum            Maximum           Amount of
           Title of Shares                   Amount to          Offering Price        Aggregate         Registration
           to be Registered               be Registered(1)         Per Share        Offering Price         Fee(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value               100,000 shares        $  2.9375 (2)        $ 293,750.00        $ 81.67
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
issuable upon the exercise of an            50,000 shares        $  2.9375 (2)        $ 146,875.00        $ 40.84
outstanding option (3)
--------------------------------------------------------------------------------------------------------------------
Registration Fee                                                                                          $122.51
--------------------------------------------------------------------------------------------------------------------

(1) Includes the registration for resale of the following: (i) 100,000 shares of Common Stock currently issued to the Selling Stockholders; and (ii) 50,000 shares of Common Stock issuable upon exercise of currently outstanding options issued to the Selling Stockholders pursuant to the Settlement Agreement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on August 5, 1999.

(3)  Issuable upon exercise of outstanding options to buy Common Stock.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED AUGUST 11, 1999

PROSPECTUS

                            NUWAVE TECHNOLOGIES, INC.
                                 150,000 SHARES
                                       OF
                                  COMMON STOCK

                              ---------------------

            SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 5.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation the contrary is a criminal offense.

                              ---------------------

     This Prospectus may be used only in connection with the resale, from time to time, of up to 150,000 shares of common stock of NUWAVE Technologies, Inc. for the account of the Selling Stockholders identified below.

     All of the Shares covered hereby are to be sold by the Selling Stockholders and includes the following:

     (1) 100,000 shares of Common Stock currently issued to the Selling Stockholders; and

     (2) 50,000 shares of Common Stock issuable upon exercise of currently outstanding options issued to the Selling Stockholders.

     Each of the Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the Shares by any of the Selling Stockholders. We have agreed to bear all of the expenses in connection with the registration of the Shares.

     The Common Stock of NUWAVE is traded on the Nasdaq SmallCap Market under the symbol "WAVE." On August 5, 1999, the closing price for the Common Stock of the Company on the Nasdaq SmallCap Market was $2.9375 per share.



                              ---------------------

                  The date of this Prospectus is August 11, 1999

                              ---------------------

                              AVAILABLE INFORMATION


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy such reports and other information at the following locations:

o    the  Commission's  Public  Reference  Room  at  450  Fifth  Street,   N.W.,
     Washington, D.C. 20549;

o the Commission's regional office at 7 World Trade Center, New York, New York 10048;

o the Commission's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

o the offices of the Nasdaq SmallCap Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The  Commission  also  maintains  a Web  site  at  http://www.sec.gov  that
contains  reports  and  other  information   regarding   registrants  that  file
electronically with the Commission.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock that are being offered. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. You may obtain a copy of the Registration Statement, including the exhibits and schedules thereto, from the locations described above.

                           REPORTS TO SECURITY HOLDERS

     We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file periodic reports on Forms 8-K, 10-QSB and 10-KSB with the Commission and to make such reports available to our stockholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Selling Stockholders and the Consultant sell all the shares:

1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 filed with the Commission on March 31, 1999, and amendment thereto filed with the Commission on April 15, 1999.

2. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the Commission on March 25, 1998, and amendments thereto filed with the Commission on April 2, 1998, April 9, 1998 and April 14, 1998;

3. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997; and

4. Our Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1999 filed with the Commission on April 29, 1999.

     We will provide you, free of charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). You should direct requests for such copies, if by mail, to Jeremiah F. O'Brien, Chief Financial Officer, NUWAVE Technologies, Inc., One Passaic Avenue, Fairfield, New Jersey 07004, or, if by telephone, to
(973) 882-8810.

                             PROSPECTUS SUPPLEMENTS

     Pursuant to the Settlement Agreement the Selling Stockholders acquired 100,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of outstanding options issued pursuant to such Agreement (collectively, the "Shares").

                                   THE COMPANY

     We are a development stage enterprise organized in July 1995. Our mission is to identify and commercialize high volume, proprietary technologies suited for high-volume, high-growth markets and, in turn achieve attractive long-term growth for the Company. The first technology that we are commercializing is in the field of video-enhancement. In this regard, we are developing patented video-enhancement technology, designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. We intend to manufacture and market products which use this technology to improve picture quality in set-top boxes, televisions, VCR's, DVD's, camcorders, video and pictures on the Internet and P.C.'s, and other video devices. The television, telecommunications, computer and Internet markets are all converging and, in the process, redefining the way their constituencies interact. Video display is the common denominator of that interaction, and we believe the products we have developed and are developing will allow us to participate in the growth opportunities created by this convergence. To date, we have developed, among others, the following products and technology:

     o the "NUWAVE Video Processor" technology which significantly enhances video images;

     o the "NUWAVE Video Processor" line of products (i.e., ASIC chip for the original equipment manufacturer market, the NVP 2.2 in the stand alone unit and PC board version for the professional video market and the consumer video retail version);

     o a software product we call "Softsets" which provides end users and manufacturers who use the NUWAVE Video Processor in their products with an option to manipulate the attributes of video images to their own tastes or standards;

     o new circuitry to allow certain of our products to be produced as chips;

     o "iMAGENU", a software product which allows a user to clean and enhance pictures and video (including streaming video) on the home PC while surfing the Internet or off line using any picture or video program.

     We recently produced our first NUWAVE Video Processor ASIC chips for testing and final evaluation purposes and are working with our design house and foundry to complete this process. After final evaluation of these chips, we will launch a full scale sales program aimed at obtaining orders initially from those customers who have already evaluated our technology and wish to test these chips in their products.

     We are concentrating our activities on completion of the testing and evaluation of the first ASIC chips and on the continued development and marketing of our Softsets and NUWAVE Video Processor products) as well as final product development and market introduction of the iMAGENU software product line. We are currently conducting investigation and research and development activities with respect to additional new technologies/products to address the digital, PC and Internet markets. These activities may give rise to additional products that may be commercialized by us. We believe this focused product strategy will provide NUWAVE with an expanded technology base and diversify the product line and services we can offer potential customers and allow us to take full advantage of the significant video growth opportunity presented by the converging PC, Internet, television, HDTV and telecommunication markets.

     We believe that the capacity of our existing data processing and management information systems is sufficient to allow us to expand our business without significant additional capital expenditures. We have also consulted with our software vendor about the year 2000 and data processing changes that will need to be done. We have been assured that our software will be capable of handling process dates beyond the year 2000 by the end of 1998.

     Our principal offices are located at One Passaic Avenue, Fairfield, New Jersey 07004 and our telephone number is (973) 882-8810.

                                  RISK FACTORS

     The securities offered under this Prospectus involve a high degree of risk. You should carefully consider the risk factors set forth below, as well as the other information appearing in this Prospectus, before purchasing any of our securities.

Development Stage Enterprise; Absence of Operating History

     We are a development stage enterprise. We have had only a limited operating history and have sold only a limited quantity of our products to date (primarily for demonstration purposes). Since our inception in July 1995, we have been engaged primarily in:

o    raising funds;

o recruiting management and technical personnel, including members of our Advanced Engineering Group;

o directing and supervising our Advanced Engineering Group in the continuing development of the NUWAVE Video Processor and the Softsets; and

o    pre-marketing activities.

     More recently, we produced our first NUWAVE Video Processor in an application specific integrated chip (ASIC) format. After final evaluation of these chips, we will launch a full scale sales program aimed at obtaining orders initially from those customers who have already evaluated our technology and wish to test these chips in their products.

     Our prospects must be considered in light of the risks associated with the establishment of a new business in the evolving electronic video industry. In our case this is particularly so, as further risks will be encountered in our shift from the development to the commercialization of new products based on innovative technology. There can be no assurance that we will be able to generate revenues or achieve profitable operations.

Limited Revenues; Accumulated Deficit; Anticipated Future Losses

     To date, we have received only limited revenue from the sale of our products (primarily from sales made for demonstration purposes). We do not anticipate significant operating revenue until such time, if ever, as our relevant technology and one or more of our products is completely developed, able to be manufactured in commercial quantities and available for commercial delivery upon receipt of orders from prospective customers. There can be no assurance that our technology and products, if developed and manufactured, will be able to compete successfully in the marketplace and/or generate significant revenue. We anticipate incurring significant costs in connection with the development of our technologies and proposed products and there is no assurance that we will achieve sufficient revenues to offset anticipated operating costs. As of March 31, 1999, we had an accumulated deficit of $13,976,047. Although we anticipate deriving some revenue from the sale of our NUWAVE Video Processor and related products and our Softsets within the next 12 months, we can give no assurance that these products will be successfully marketed or even completely developed and tested for commercial use during such period. We anticipate that we will continue to incur substantial losses for at least the next 12 months. Included in such former and future losses are research and development expenses, marketing costs, manufacture and assembly, and general and administrative expenses. We anticipate that we will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with our continued research and development activities. We anticipate that our losses will continue until such time, if ever, as we are able to generate sufficient revenues to support our operations.

Significant Capital Requirements; Dependence on Available Cash; Need for Additional Financing

     Our capital requirements in connection with our development activities have been and will continue to be significant. We have been dependent upon the proceeds of sales of our securities to private investors to fund our initial development activities. Since our initial public offering in July 1996, we have raised capital by making the following sale of our securities to private investors:

o On February 11, 1998, we received net proceeds of approximately $859,347 from the sale of 253,485 shares of our Common Stock to Profutures Special Equities Fund, L.P. ("Profutures") pursuant to a Securities Subscription Agreement dated as of February 6, 1998 (the "Investment Agreement"); and

o Between May 19, 1998 and June 9, 1998, we received net proceeds of approximately $5,990,924from the sale of 2,742,904 shares of our Common Stock and 2,057,207 Class A Redeemable Warrants to certain accredited investors.

     In addition, under the Investment Agreement, we have the right, subject to certain conditions, to draw up to $5,000,000 in cash by selling shares of Common Stock to ProFutures. We have this right until April 15, 2000, and such shares are to be sold at a price equal to eighty-eight percent (88%) of the Market Price (as defined in the Investment Agreement) of the Common Stock on the relevant draw down date. There is no assurance, however, that the conditions to the right to draw will be satisfied. We have the sole discretion, subject to certain conditions, as to when and in what amount such draws will be made. However, we are required to draw a minimum of $1,000,000 in cash in exchange for shares of Common Stock prior to April 15, 2000. A registration statement on Form S-3 covering the resale of all of the Common Stock issued and issuable to ProFutures under the Investment Agreement became effective on April 15, 1998.

     We anticipate, based on our current proposed plans and assumptions relating to our operations, that we have sufficient cash to satisfy all of our estimated cash requirements for the next 12 months. In the event of unanticipated expenses, delays or other problems, we might be required to either utilize the equity financing available under the Investment Agreement or to seek additional funding elsewhere. Also, if we receive a larger than anticipated number of initial purchase orders upon introduction of the Softsets or the NuWave Video Processor products, we may require additional capital. We cannot be sure that we will be able to obtain such additional capital on commercially reasonable terms or at all. An inability to obtain additional financing, when needed, would have a material adverse effect on us, and possibly require us to curtail or cease operations. To the extent that any future financing involves the sale of our equity securities, our existing stockholders could be substantially diluted.

New Concept; Uncertainty of Market Acceptance; Lack of Marketing Experience

     We develop technology and products utilizing new concepts and designs in video imagery and processing. Our prospects for success will depend on our ability to successfully sell our products to key manufacturers and distributors who may be inhibited from doing business with us because of their commitment to their own technologies and products. As a result, demand and market acceptance for our technology and products are subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market our technology and products once their development is completed. We cannot be sure that any of our potential customers will enter into any arrangements with us. Further, there is no assurance that our marketing efforts will be successful.

Dependence on Third-Party Design Changes

     Commercialization of the NUWAVE Video Processor and sale to manufacturers of the relevant video equipment will require such manufacturers to adopt new circuit configurations to accommodate the relevant chip in their products. We anticipate that manufacturers wishing to use the NUWAVE Video Processor will make such modifications because of the benefits derived from the improved performance of their products and the relative simplicity of such modifications. However, there is no assurance that such modifications will be made. Also, the cost of such modifications may inhibit or prevent their adoption. Our ability to sell and/or license our products would be adversely affected if designers and manufacturers fail to make such modifications.

License

General

     In July 1995, we entered into the following agreements with Rave Engineering Corporation ("Rave"): (1) Exclusive Worldwide License Agreement, dated July 21, 1995 (the "License Agreement") and (2) Development Agreement, dated July 21, 1995 (the "Development Agreement"), which expired on October 1, 1998. Pursuant to the License Agreement, Rave licensed to us a substantial portion of the technology from which our Initial Products were derived. See "The Company" for a definition of Initial Products.

     In July 1996, on behalf of Rave, we filed a patent application on a video clarity circuit which Rave provided to us under the License Agreement ("Rave Clarity Circuit"). Of the products and technology which Rave provided to us under the License Agreement, we had identified the Rave Clarity Circuit as the most likely candidate for immediate commercial exploitation. Although Rave claimed proprietary rights to the Rave Clarity Circuit, in January 1998, we received a rejection of our patent application from the patent examiner's office. We modified the claims in the application and resubmitted the application twice. Both times it was rejected on the grounds that the Rave Clarity Circuit was identical to a previously patented circuit. In August 1998, we acquired exclusive rights to such previously patented circuit. As a result, we have decided not to proceed with further prosecution of the patent application on the Rave Clarity Circuit.

     On November 13, 1998, pursuant to the provisions of the License Agreement and the Development Agreement, we commenced an arbitration proceeding under the American Arbitration Association Rules of Patent Arbitration against Rave and Randy Burnworth.

     Rave filed an amended counterclaim against the Company in the Arbitration, alleging breaches of the License Agreement and Development Agreement, trade libel, tortious interference and conspiracy, and seeking a declaration that Rave is entitled to the return and exclusive use of its own technology. Rave claimed that it was entitled to $65,000 per month for the life of any patents on products it developed for the Company (approximately 15 more years), as well as damages in excess of $4 million on the various claims.

     Pursuant to a Settlement Agreement and Release (the "Settlement Agreement"), dated as of May 28, 1999, between and among the Company, Rave and Burnworth, the Arbitration was resolved and the License Agreement was terminated. As a result of the Settlement Agreement, the Company continues to maintain exclusive worldwide license rights to make, market and license its video enhancement technology free of any claims of ownership or inventorship by Rave; in return, Rave and certain individuals associated with Rave received from the Company $175,000 in cash as well as 100,000 shares of the Company's Common Stock and options to purchase 50,000 shares of the Company's Common Stock.

Uncertainty of Product and Technology Development; Need for Product Testing; Technological Factors

    Development of our products are subject to all of the risks inherent in the development of new technology and products including the following risks:

o    unanticipated delays;

o    expenses;

o    technical problems or difficulties; and

o    possible insufficiency of funding to complete development.

     There is no assurance as to when, or whether, we can successfully complete such developments. Further, there is no assurance that we can develop products in commercially salable form within our projected development schedule. If we are unable to complete our development activities for our proposed products, we would have to complete development through third parties. We believe that we have sufficient resources to complete development of our products. However, there is no assurance that we will be able to complete such development in a timely manner, or at all. There is also no assurance that we can enter into economically reasonable arrangements for the completion of such products by third parties.

     In connection with the development of commercially salable prototypes, we must successfully complete a testing program for our products before marketing them. Unforeseen technical problems arising out of such testing could significantly and adversely affect our ability to manufacture a commercially acceptable version. In addition, our success will depend upon our technology and proposed products meeting acceptable cost and performance criteria and upon their timely introduction into the marketplace. There can be no assurance that our technology and proposed products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur. Should any such problems arise, the result would be increased costs and/or material delays in the development of our proposed products.

Dependence on Third-Party Development and Manufacturing

         We do not plan to directly manufacture any of our products. We intend to contract with third parties to manufacture our proposed NUWAVE Video
Processor and Softsets, and related retail products. We may also license to third parties the rights to manufacture our proposed products, either through direct licensing, original equipment manufacturer arrangements or otherwise.

         We will be dependent on third parties to manufacture our application specific integrated circuit ("ASIC")-based NUWAVE Video Processor and related products as well as future products we may choose to commercialize. Although we have entered into an agreement with a potential manufacturer of our NUWAVE Video Processor ASIC chip, there can be no assurance that such manufacturer will dedicate sufficient production capacity to satisfy our requirements within scheduled delivery times, or at all. Failure or delay by our suppliers in fulfilling our anticipated needs would have an adverse effect on our ability to develop and market our products. In addition, we will be dependent on third party vendors for many of the components necessary for the final assembly of our products. We may have difficulty in obtaining contractual agreements with suppliers of such materials due to, among other things, possible material shortages or possible lack of adequate purchasing power. While our management believes that these components are available from multiple sources, it is anticipated that we will obtain certain of them from a single source, or limited number of sources, of supply. In the event that certain of such suppliers are unable or unwilling to provide us with such components on commercially reasonable terms, or at all, delays in securing alternative sources of supply would result and could have a material adverse effect on our operations.

Competition

     Intense competition exists in the markets that we intend to enter. Further, with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product exists. Our products will directly compete with those of numerous well-established companies, such as the following companies, which design, manufacture and/or market video technology and other products:

o    Sony Electronics, Inc.;
o    Panasonic Division of Matsushita Electric Industrial Co.;
o    Motorola, Inc.;
o    Mitsubishi International Corp.; and
o    Phillips Electronics, NV.

     All of the above companies have substantially greater financial, technical, personnel and other resources than we do. Further, each has established a reputation for success in the development, licensing, sale and service of its products and technology. In addition, certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

Rapid Changes to Industry Standards; Product Obsolescence

     Rapid changes characterize the markets for our technology and products. Further, evolving industry standards often result in product obsolescence or short product life cycles. Certain companies may be developing technologies or products which may be functionally similar, or superior, to some or all of our proposed products. As a result, our ability to compete will depend on our ability to, among other things:

o complete development and introduce to the marketplace in a timely and cost-competitive manner our proposed products and technology;

o    continually enhance and improve our proposed products and technology;

o adapt our proposed products to be compatible with specific products manufactured by others; and

o    successfully develop and market new products and technology.

     There is no assurance that we will be able to compete successfully or that our competitors will not develop technologies or products that render our products and technology obsolete or less marketable. Further, there is no assurance that we will be able to successfully enhance our proposed products or technology or adapt them satisfactorily.

Enforceability of Patents and Similar Rights; Possible Issuance of Patents to Competitors; Trade Secrets

     To the extent  practicable,  we have filed and intend to file U.S.  patents and/or copyright applications for certain of our proposed products and technology. We have also filed and intend to file corresponding applications in key industrial countries worldwide.

     Under the License Agreement, we have exclusive license rights to all patents and copyrights obtained or to be obtained for the products and technology licensed under the License Agreement. For a discussion relating to the License Agreement and the exclusivity provisions thereunder, see "Risk Factors--License." In April 1996, we filed two patent applications on behalf of Rave for its Randall connector system. We received one patent in November 1997 and the second one in January 1998.

     In April 1998, we filed three patent applications for certain of our independently developed products: one for our NUWAVE Video Processor and two for our Softsets. Although we believe that each of these applications contains patentable claims, there is no assurance that we will receive any patents. Also, even if granted, there is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce our patents.

     We also intend to license and/or sell our technology and products in foreign markets. As such, we intend to seek foreign patent protection. The patent laws of other countries may differ significantly from those of the United States as to the patentability of our products and technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. Patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. As a result, we cannot be certain that we will be the first creator of inventions covered by any patent applications we make or the first to file patent applications on such inventions.

     We believe that the products we intend to market and sell do not infringe the patents or other proprietary rights of third parties. Further, we are not aware of any patents held by our competitors that will prevent, limit or otherwise interfere with our ability to make and sell our products. However, it is possible that competitors may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on our ability to make and sell our products. In addition, because we are a relatively new company in the development stage, claims that our products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales of our products. There is no assurance that competitors will not infringe our patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our products.

     We also rely on unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, advisors and collaborators to enter into confidentiality agreements. We could be adversely effected in the event that these agreements fail to provide meaningful protection for our trade secrets, know-how or other proprietary information.

No Dividends

     We have not paid any cash dividends to date. Payment of dividends on our Common Stock is within the discretion of the Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends on our Common Stock in the foreseeable future. Instead, we plan to retain any earnings we receive for development of our business operations.

Limitation on Tax Loss Carryforwards

     As of December 31, 1998, we had available unused net operating loss carryforwards ("NOLs") aggregating approximately $8,778,000 to offset future taxable income. The unused NOLs expire in various years from 2010 to 2018. Under
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change. We may be subject to limitations on the use of our NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of our existing NOLs will be available to us. In the event that we achieve profitability, as to which there can be no assurance, such limitation would have the effect of increasing our tax liability and reducing our net income and available cash resources in the future.

Limitation on Liability of Directors and Officers

     Our Certificate of Incorporation provides that:

o we will indemnify any of our directors, officers, employees or agents against actions, suits or proceedings relating to our company; and

o subject to certain limitations, a director shall not be personally liable for monetary damages for breach of his fiduciary duty.

     In addition, we have entered into an indemnification agreement with each of our directors. Such indemnification agreement provides that a director is entitled to indemnification to the fullest extent permitted by law.

Reliance Upon Key Personnel

     Our operations depend largely on the continued employment of Mr. Gerald Zarin, our Chairman of the Board, President and Chief Executive Officer. If Mr. Zarin or other members of management or key personnel resign or otherwise leave us, our business and financial condition could be materially adversely affected.

General

     You should not consider past financial performance as an indicator of future performance. You should not use historical trends to anticipate future results. You should be aware that the trading price of our Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the computer, video and telecommunications industries, changes in earnings estimates, recommendations by analysts and other events.

                                 USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from the sale of the securities offered hereby. We will not receive any proceeds from the sale of such securities.

                         DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Stockholders to offer the Shares registered hereby for resale. The offering price of such Shares of Common Stock will be determined by such Selling Stockholder and may be based on market prices prevailing at the time of resale, at prices relating to such prevailing market prices, or at negotiated prices.

                             SELLING STOCKHOLDERS*

     The following table sets forth certain information regarding beneficial ownership of certain of the Company's securities (the "Securities") as of August 5, 1999. The Securities are being registered to permit public secondary trading of such Securities, and the selling stockholders of the Company (the "Selling Stockholders") may offer the Securities for resale from time to time. See "Plan of Distribution." Upon completion of the offering and assuming the sale by a Selling Stockholders of all of its Securities available for sale under this Prospectus, such Selling Stockholders shall not own more than 1% of such outstanding Securities of the Company.

                   SECURITIES HELD BY THE SELLING STOCKHOLDERS

                              BEFORE THE OFFERING             AFTER THE OFFERING
                              -------------------             ------------------


NAME OF                       NUMBER OF                       NUMBER OF

BENEFICIAL                    SHARES OF                       SHARES OF

OWNER                         COMMON STOCK (1)(2)             COMMON STOCK (3)

Randy Burnworth                   50,000                           -0-

Rave Engineering Corp.            62,500                           -0-

William C. Meier, Trustee         37,500                           -0-



(1)  Includes  shares  of  Common  Stock   beneficially  owned  by  the  Selling
     Stockholders and shares of Common Stock issuable upon exercise of options issued pursuant to the Settlement Agreement.

(2) All Securities listed in this table will be offered unless otherwise indicated.

(3) Assumes the sale the Selling Stockholders of all of the Securities available for sale under this Prospectus.

     The Securities offered hereby by the Selling Stockholders have been acquired pursuant to the Settlement Agreement. In accordance with the Settlement Agreement, the Company agreed to register the Securities for resale by the Selling Stockholders to permit such resales from time to time in the market or in privately-negotiated transactions.

     The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the Securities.


--------
* Information concerning the Selling Stockholders may change from time to time; any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required.

                              PLAN OF DISTRIBUTION

     All or a portion of the Securities offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Securities, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Securities at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Securities at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Securities as principal may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Securities commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of Securities involved; (c) the price at which such Securities are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of Securities may not simultaneously engage in market making activities with respect to the Securities of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders.

     The Selling Stockholders will pay all commissions and certain other expenses associated with the sale of the Securities by them. The Securities offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Dechert Price & Rhoads, New York, New York.

                                     EXPERTS

     The balance sheet of the Company as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1998, and the amounts for such year included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1998, incorporated by reference in this Prospectus and in the related Registration Statement, have been audited by Richard A. Eisner & Company, LLP ("Eisner"), independent accountants, as stated in their report appearing in the Company's annual report on Form 10KSB, and are included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

     The statements of operations, stockholders' equity and cash flows of the Company for the period from July 17, 1995 (inception) to December 31, 1996, included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1998, and the related statement of Stockholders Equity for the period from July 17, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, have been incorporated by reference in this Prospectus and in the related Registration Statement, in reliance on the report of PricewaterhouseCoopers, LLP ("Coopers"), independent accountants, given on the authority of such firm as experts in accounting and auditing.

                    CHANGES IN INDEPENDENT PUBLIC ACCOUNTANTS

     On February 11, 1998, Coopers, the independent accounting firm that audited the financial statements of the Company during fiscal year 1996, was dismissed by the Company. Coopers' report on the Company's financial statements for the period from July 17, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was neither qualified nor modified as to uncertainty, audit scope or accounting principles. In addition, during the Company's two most recent fiscal years and any subsequent interim period preceding such dismissal, there were no disagreements with Coopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

     Effective February 11, 1998, the Company has engaged Eisner as its new independent accountants beginning in 1997. The decision to change accountants was approved by the Board of Directors of the Company at a meeting of the Board of Directors of the Company on February 4, 1998.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall street, New York, New York 10005.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth various costs and expenses of the Company in connection with the sale and distribution of the Shares being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee             $    122.51
Legal Fees and Expenses                                         $   3000.00
Accounting Fees and Expenses                                    $   1000.00
Other Expenses                                                  $    100.00
                                                                -----------
          Total Expenses                                        $   4222.51


Item 15. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "Delaware Code") grants corporations the power to indemnify any person who was or is a party to any action, suit or proceeding by reason of the fact that the person was or is a director or officer against expenses, judgments, fines and settlement amounts actually and reasonably incurred by the person in connection with such action, suit or proceeding. The indemnification is contingent on the fact that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the Delaware Code grants corporations the power to indemnify any person who was or is a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person was or is a director or officer against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. The person must meet the same applicable standard of conduct as in Section 145(a), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

     Section 102(b)(7) of the Delaware Code permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages arising out of a breach of his fiduciary duty as a director. Such provision shall not eliminate or limit the liability of a director with respect to any of the following: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) liability for unlawful dividends paid or an unlawful stock purchase or redemption pursuant to Section 174 of the Delaware Code; or (iv) transactions from which the director derived an improper personal benefit.

     Article Seventh of the Company's Certificate of Incorporation provides that "the Corporation shall, to the fullest extent permitted by the provisions of ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to, in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

Item 16. Exhibits

     4.1  Form of Common Stock Certificate (incorporated by reference to Exhibit
          4.1 to the Company's Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).*

     5.1 Opinion of counsel to the Company concerning the legality of the securities being offered.**

     10.1 Settlement Agreement, dated as of May 28, 1999, between and among NUWAVE Technologies, Inc., Rave Engineering Corporation, and Randy Burnworth.**

     10.2 Form of Option,  dated May 28,  1999,  issued by NUWAVE  Technologies,
          Inc.  to  Rave   Engineering   Corporation  and  certain   individuals
          associated with Rave.**

     23.1 Consent of PricewaterhouseCoopers, L.L.P.**

     23.2 Consent of Richard A. Eisner & Company, LLP**

     24.1 Special Power of Attorney for Lyle Gramley.**

     24.2 Special Power of Attorney for Joseph A. Sarubbi.**

     24.1 Special Power of Attorney for Edward Bohn.**

     99.1 Press Release, dated June 17, 1999.**

-----------------------
* The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.
**   Filed with this Registration Statement.

Item 17. Undertakings

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey on August 11, 1999.

                                               NUWAVE TECHNOLOGIES, INC.


                                               By:  /s /  GERALD ZARIN
                                               ---------------------------------
                                               GERALD ZARIN
                                               PRESIDENT, CHAIRMAN OF THE BOARD,
                                               CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE(S)                     DATE
---------                              --------                     ----
/s/ GERALD ZARIN                       PRESIDENT, CHAIRMAN OF    AUGUST 11, 1999
---------------------------------      THE BOARD, CHIEF EXECUTIVE
GERALD ZARIN                           OFFICER (PRINCIPAL
                                       EXECUTIVE OFFICER)

/s/ JEREMIAH F. O'BRIEN                CHIEF FINANCIAL OFFICER   AUGUST 11, 1999
---------------------------------      AND SECRETARY (PRINCIPAL
JEREMIAH F. O'BRIEN                    FINANCIAL OFFICER AND
                                       PRINCIPAL ACCOUNTING
                                       OFFICER)

                *                      DIRECTOR                  AUGUST 11, 1999
---------------------------------
LYLE GRAMLEY

                *                      DIRECTOR                  AUGUST 11, 1999
---------------------------------
ED BOHN

                *                      DIRECTOR                  AUGUST 11, 1999
---------------------------------
JOSEPH A. SARUBBI


*By:  /s /  JEREMIAH F. O'BRIEN
 ------------------------------
 JEREMIAH F. O'BRIEN
 ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

Exhibit Number    Description of Exhibit
--------------    ----------------------


      4.1         Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3,
                  1996).*

      5.1 Opinion of counsel to the Company concerning the legality of the securities being offered.**

     10.1 Settlement Agreement, dated as of May 28, 1999, between and among NUWAVE Technologies, Inc., Rave Engineering Corporation, and Randy Burnworth.**

     10.2         Form  of  Option,  dated  May  28,  1999,  issued  by   NUWAVE
                  Technologies, Inc. to Rave Engineering Corporation and certain individuals associated with Rave.**

     23.1         Consent of PricewaterhouseCoopers, L.L.P.**

     23.2         Consent of Richard A. Eisner & Company, LLP**

     24.1         Special Power of Attorney for Lyle Gramley.**

     24.2         Special Power of Attorney for Joseph A. Sarubbi.**

     24.1         Special Power of Attorney for Edward Bohn.**

     99.1         Press Release, dated June 17, 1999.**

-----------------------
* The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.
**   Filed with this Registration Statement.

                                                                     EXHIBIT 5.1

                                 August 6, 1999

NUWAVE Technologies, Inc.
One Passaic Avenue
Fairfield, New Jersey  07004

          Re:  Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel to NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the proposed sale by certain stockholders of the Company (the "Selling Stockholders") of:

(a) 100,000 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company issued to certain Selling Stockholders in connection with the Settlement Agreement, dated as of May 28, 1999, between and among, the Company, Rave Engineering Corporation and Randy J. Burnworth (the "Settlement Agreement"); and

(b) 50,000 shares of Common Stock issuable upon exercise of options (the "Options") issued in connection with the Settlement Agreement.

     The issued and outstanding securities described in (a) above are hereinafter referred to as the "Issued Securities." The securities issuable upon exercise of the Options as described in (b) above are hereinafter referred to as the "Issuable Securities."

     The Issued Securities were issued in connection with the Settlement Agreement.

     In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

     We have assumed that each of the Settlement Agreement and the Option have been duly authorized, executed and delivered by the parties thereto. In addition, the opinions expressed herein are based on states of law, documentation and fact as they exist on the date hereof and we do not undertake to advise you of any changes therein which hereafter may be brought to our attention.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     1.   The   Issued   Securities   are   legally   issued,   fully  paid  and
          non-assessable.

     2. The Issuable Securities, when issued and paid for upon valid exercise of the Options, in accordance with its terms, will be legally issued, fully paid and non-assessable.

     This opinion is rendered to the Company in connection with the filing of the Registration Statement and for no other purpose. We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the State of New York and, to the extent necessary to render the opinions set forth herein, the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                                                 Very truly yours,




                                                 /S/ DECHERT PRICE & RHOADS

                                                                    EXHIBIT 10.1


                        SETTLEMENT AGREEMENT AND RELEASE


     This Agreement, dated as of May 28, 1999, between and among NUWAVE Technologies, Inc. ("NUWAVE"), Rave Engineering Corporation ("Rave"), and Randy
J. Burnworth ("Burnworth").

     WHEREAS, NUWAVE and Rave are parties to two agreements, a certain Exclusive Worldwide Licensing Agreement dated as of July 21, 1995 (the "License Agreement") and a certain Development Agreement dated as of July 21, 1995 (the "License Agreement"); and

     WHEREAS a dispute has arisen between the parties arising from their respective obligations and performance under the License Agreement and the Development Agreement; and

     WHEREAS  NUWAVE has  instituted  a proceeding  against  Rave and  Burnworth
before  the  American   Arbitration   Association,   No.  [insert  number]  (the
"Arbitration"), and Rave has asserted counterclaims in the Arbitration; and

     WHEREAS the parties desire to resolve their disputes on an amicable basis;

     It is hereby stipulated and agreed by and between the parties:

     1. Upon execution of this Agreement, NUWAVE will wire transfer the sum of $175,000 to the attorney trust account of William C. Meier, Esq., for the benefit of William C. Meier as Attorney for Rave Engineering Corporation and Randy J. Burnworth.

     2. Upon execution of this Agreement NUWAVE will issue 75,000 shares of its common stock to Rave and 25,000 shares of its common stock to William C. Meier Trustee, (the "Settlement Shares"). NUWAVE will use Reasonable Efforts to cause the Settlement Shares to be registered with the Securities Exchange Commission and will bear the Costs of such registration. "Reasonable Efforts" shall mean the filing of a registration statement under the Securities Act of 1933 (the "Act") as promptly as practicable [no later than July 11, 1999] and NUWAVE's best efforts to cause such registration to become effective and to remain effective for such period not to exceed 90 days to enable the holders of the Settlement Shares to sell. "Costs" shall mean all expenses in connection with filing and effectiveness of such registration, including the fees and expenses of NUWAVE's counsel and accountants, registration fees, costs of reproduction of the prospectus but excluding the brokers' or underwriters' fees or other compensation in connection with the sale of the Settlement Shares. The Settlement Shares will be acquired for investment and not with a view to the distribution thereof within the meaning of the Act and may not be sold or otherwise disposed except pursuant to the above registration statement or an exemption under the Act as set forth in an opinion of counsel satisfactory to NUWAVE. The holders of the Settlement Shares acknowledge that the shares of other security holders may be included in such registration statement. Rave and Mr. Meier hereby acknowledge that the settlement shares (and in the case of Rave also the options and the shares of common stock issued upon the exercise thereof) will be initially issued in reliance upon the exemption from registration under the Act afforded by Regulation D and by reason of the representations of Rave and Mr. Meier that each is an "accredited investor" or within the meaning of Regulation D and (b) NUWAVE has made no representations concerning the investment value of the Settlement Shares or such options and Rave and Mr. Meier have made their own investigations concerning NUWAVE, have read NUWAVE's Annual Report on Form 10K for the fiscal year ended December 31, 1998 and its report on Form 10Q for the quarter ended March 31, 1999.

     3. Upon execution of this Agreement NUWAVE will issue to Rave or such person or entity as Rave my direct in writing options to purchase 37,500 shares of NUWAVE common stock exercisable within 36 months of the issue date at a price of $1.462 (United States Dollars) per share, and to William C. Meier, Trustee, options to purchase 12,500, shares of NUWAVE common stock exercisable within 36 months of the issue date at a price of $1.462 (United States Dollars) per share. Such options and the shares of common stock issuable upon the exercise thereof will be acquired for investment and not with a view to the distribution thereof within the meaning of the Act and may not be sold or otherwise disposed absent an exemption from registration under the Act in the opnion of counsel satisfactory to NUWAVE. Rave and Mr. Meier hereby acknowledge that the settlement shares will be initially issued in reliance upon the exemption from registration under the Act afforded by Regulation D and by reason of the representations of Rave and Mr. Meier that each is an "accredited investor" or within the meaning of Regulation D and (b) NUWAVE has made no representations concerning the investment value of the Settlement Shares or such options and Rave and Mr. Meier have made their own investigations concerning NUWAVE, have read NUWAVE's Annual Report on Form 10K for the fiscal year ended December 31, 1998 and its report on Form 10Q for the quarter ended March 31, 1999.

     4. The License Agreement shall be, and upon execution of this Agreement, is, terminated and of no further force and effect.

     5. NUWAVE shall have an exclusive worldwide license to use, sell, make, cause to be made, use, improve, commercially exploit and sublicense, the Licensed Process as defined on Exhibit A, comprising the Randall Connectors (U.S. Patent Nos. 5,788,511 and 5,793,620 and related technology)on certain of the same terms as previously set forth in sections 1(F), 1(G), and (H) VI(A),
(B), (C), E(ii) and (G), VII, XV, XVI, XIX, XXIII, and XXVII of the License Agreement, as set forth in full in attachment A hereto, such license to continue until the expiration of the Randall Patents (collectively the "Randall Rights"). The Randall Rights shall not cause or create any continuation or resurrection of all or part of either the License Agreement or the Development Agreement, and shall not give rise to any rights under any other agreement, but rather it is intended that NUWAVE shall have a new and independent license to on the terms and conditions set forth herein.

     6. Rave and Burnworth agree that neither the technology embodied in the NUWAVE NVP video processor, the NUWAVE "Sofsets" or "Crystal Wave Sofsets" and disclosed in U.S. Patent No. 4,445,152 (clarity), and U.S. patent applications numbers 09/040,232 and 09/040,233 (Sofsets), and 09/040,200 (NVP) nor any
product derived therefrom (collectively the "NUWAVE Products"), is a "Licensed Product," Licensed Process," or "Result of Development" (as those terms were defined in the License Agreement and/or the Development Agreement) nor are they derivative of Licensed Product, Licensed Process, or Result of Development. Rave and Burnworth further acknowledge that they did not develop, nor participate in the development of, the NUWAVE Products nor in any products that NUWAVE develops from them, and specifically disclaims any ownership interest in, or claims of any kind to the NUWAVE Products or any products developed from them, or in or to any income from them.

     7. NUWAVE Agrees that it will not sue Rave and/or Burnworth for infringement of U.S. Patent No. 4,445,152 (the "Clarity Patent") so long as Rave and Burnworth do not use the circuit disclosed in the Clarity Patent or any variation thereof (the "Clarity Circuit"), in ASIC form, do not license or attempt to license the Clarity Circuit to any third party. Rave and Burnworth agree that they will not, so long as the Clarity Patent is in force, use the Clarity Circuit in ASIC form, will not license or attempt to license the Clarity Circuit to any third party.

     8. NUWAVE has previously funded a standby letter of credit to secure its $300,000 guaranty of an equipment lease between Rave as Lessee and American Bank Equipment Leasing as Lessor (the "Equipment Lease"). The parties acknowledge that NUWAVE has paid approximately $280,000 in lease payments under the Equipment Lease, and that its obligation with respect to the Equipment Lease and guaranty terminates when its aggregate payments on account of the Equipment Lease reach $300,000.

     9. The parties agree that any public statements they make regarding this Agreement and the settlement embodied and described herein will not disparage the other parties. The parties will promptly attempt to agree on the wording of a joint press release. Any disputes over the text or content of the joint press release will be decided finally and without recourse by Philip E. Cutler, Esq., Cutler & Nylander, 3150 First Interstate Center, 999 Third Avenue, Seattle, WA 98104. It is acknowledged that (a) NUWAVE is obligated to disclose the economic terms of this Settlement Agreement pursuant to its obligations under the federal securities laws and by virtue of its listing agreement with the NASD and no objection by Rave to publicity which NUWAVE's counsel, Dechert Price & Rhoads shall advise is required shall prevent such required publicity.

     10. Promptly following execution hereof, NUWAVE will return to Rave any and all schematic drawings, technology books, documents floppy disks and prototypes of all TBC's, FX-Cards, scan converters, floppy processors, TBC chips, 7120, 7130, 277 mini enhancers, or other Licensed Products in its possession, except for those relating to or constituting the Randall Connectors and the Randall Rights.

     11. NUWAVE, on behalf of itself and all of its officers, directors, employees, affiliates, successors, assigns and other agents, does hereby release, relinquish, remise and/or waive any and all claims that it can, shall, or may have against Rave and Burnworth and/or any of their respective officers, directors, employees, affiliates, successors, assigns, administrators, executors, heirs, devisees and other agents, of whatsoever kind or nature, whether known or unknown, arising out of any matter, including, without limitation, the claims that were asserted in, or which could have been asserted in, the Arbitration, and any and all claims arising from the License Agreement and/or the Development Agreement in any way, from the beginning of time, through the date of execution hereof.

     12. Rave and Burnworth, on behalf of themselves and all of their respective officers, directors, employees, affiliates, successors, assigns, administrators, executors, heirs, devisees and other agents, do hereby release, relinquish, remise and/or waive any and all claims that it can, shall, or may have against NUWAVE and/or any of its officers, directors, employees, affiliates, successors, assigns and other agents, of whatsoever kind or nature, whether known or unknown, arising out of any matter, including, without limitation, the claims that were asserted in, or which could have been asserted in, the Arbitration, and any and all claims arising from the License Agreement and/or the Development Agreement in any way, and including, without limitation, any claim to damages arising from, revenues derived from, or otherwise relating to, NUWAVE's sale or license of any product or technology, from the beginning of time through the date of execution hereof.

     13. The parties agree that concurrently with the execution of this Agreement, their respective counsel shall execute an stipulation of dismissal of the Arbitration with prejudice in the form attached hereto as Attachment B, each party to bear its own costs and fees. The parties acknowledge and agree that there are no representations upon which they are relying in entering into this agreement that are not set forth herein, and that they have had adequate opportunity to consult with counsel regarding the terms of this agreement and their decision to enter into it. The Agreement constitutes the entire and complete agreeement of the parties with respect to the matters set forth herein, and supercedes and integrates all prior and contemporaneous representations, negotiations and agreements with respect to the subject matter hereof. This Agreement cannot be altered or amended except in writing signed by all parties. This Agreement may be executed in multiple counterparts, which, taken together, constitute a single agreement.

     In witness whereof, the parties have set there hands as of the date set forth above.



RANDY BURNWORTH                             RAVE ENGINEERING CORPORATION




________________________________            By:________________________________
                                               Lorrie Burnworth
                                               President

NUWAVE TECHNOLOGIES, INC.




By:_________________________________
   Jeremiah F. O'Brien
   Chief Financial Officer

                                   SCHEDULE A


DEFINITIONS

     "Licensed Technology" shall mean the invention disclosed in U.S. Patent Nos. 5,788,511 and 5,793,620, regarding the Randall Cconnectors, and any other product developed therefrom and any improvements to such invention, and any related know-how developed or acquired by NUWAVE.

"Licensed Product Sold" shall mean

     except as provided for in the following subsection, all sales of physical products embodying the Licensed Technology ("Licensed Products") NUWAVE or its affiliates, including products which are leased or transferred other than by sale, in which case the Net Sales Price attributable to such lease or transfer other than by sale shall be,
          (i) in the case of a lease or similar arrangement, the actual amount of each lease payment at the time of actual receipt, and (ii) in the case of transfers not capable of being valued by reference to specific payment provisions, an amount corresponding to the most recent bona fide invoiced sale for the same or a comparable product, to a third party or should there be no such bona fide invoiced sale within six
          (6) months of the transaction in question, then one hundred fifty percent (150%) of the actual manufacturing cost, but in either case less the deductions in paragraph G, subparagraphs (a) through (e) hereof.


     "Net Sales" shall mean the price for Licensed Products Sold by NUWAVE or NUWAVE's affiliates for sale to third parties less the following:


     Reasonable shipping, installation and packing charges or allowance, if any, included in such amount;


     Reasonable trade, quantity or cash discounts, and brokers' or agents' commissions, if any, allowed or paid;


     Credits or allowances  given or expenses  incurred in connection with store
          level  advertising,   including  cooperative  advertising  or  similar
          promotions;


     Credits or allowances, if any, given or made on account of rejection or return of defective Licensed Products Sold; and

     Any tax or other governmental charge included in such amount, which is imposed directly on or measured by, the sale, lease or transfer, transportation, delivery or use of such items, applicable.

Licensed Products used in testing or as marketing samples to develop or promote Licensed Product shall not be included as Licensed Product Sold, provided such product(s) are supplied to the user at no cost.

     "Net Profit" shall mean the gross revenues received by NUWAVE or its affiliates from the sale and licensing of the Licensed Products, less all costs, fees and expenses associated with the manufacture, distribution, marketing and sale thereof including, without limitation, all associated general and administrative expenses and the deductions in paragraph C, subparagraphs (1) through (5), as such amounts may be reasonably calculated by NUWAVE in accordance with generally accepted accounting principles, and less any associated federal or state income taxes.

ROYALTY

     Commencing upon the earlier to occur of (i) Licensed Product Sales by NUWAVE or NUWAVE's Affiliates reaching an accumulated Net Sales of $50,000,000 or (ii) NUWAVE's and NUWAVE's Affiliates aggregate Net Profit from Licensed
Product Sales equaling $5,000,000, NUWAVE agrees to pay to Rave an earned royalty of two and one-half percent (2 1/2%) of its or NUWAVE Affiliates' Net Sales of Licensed Product Sold in each case only with respect to subsequent Net Sales.

     In the event that NUWAVE sublicenses the Licensed Technology to any third party (other than an affiliate of NUWAVE) Rave shall receive 7% of any licensing revenue NUWAVE receives on the sublicensees' first $50,000,000 in net sales (as defined above) of Licensed Products and 9% of revenues NUWAVE receives on the sublicensees' sales in excess of $50,000,000.

     In the event a sale or license of Licensed Products or Technology includes Licensed Products or Licensed Technology and other products or technology, which are not separable from, or paid for separately from, the Licensed Product or Technology, the parties agree to negotiate in good faith to effect reasonable Royalties for such sales and licenses.

     The payments provided for in this Subsections A and B of this Section are call the "Royalty."

TERMINATION

     In the case of a failure by NUWAVE to pay the Royalties, Rave shall have the right to terminate this Agreement and to become the licensor (or otherwise succeed to the rights and obligations of

NUWAVE) with respect to any and all licenses and other rights granted by NUWAVE pursuant to the terms of this agreement (the "Termination Option"). Rave shall exercise the foregoing Termination Option by written notice to NUWAVE on or before thirty (30) days following any of the events giving rise to such option, provided that within sixty (60) days from receipt by NUWAVE of said written notice from Rave, NUWAVE may pay the applicable Royalties owing to Rave for such period to maintain the exclusive license granted under this Agreement. If such payment is made by NUWAVE to Rave within said sixty (60) day period, said Termination Option shall have no force or effect and this Agreement shall continue in full force and effect.

     At any time after the third anniversary of this Agreement, NUWAVE shall have the right to terminate this Agreement at any time with or without cause upon twelve months prior written notice to Rave. Termination of this Agreement shall not alter or affect the rights or obligations of either Party arising prior to such termination.

     Any cancellation by NUWAVE as provided by paragraph B above shall not prejudice the right of either party to recover any earned royalty or other sums owed and accrued at the time of such cancellation nor prejudice the right of either party thereafter to maintain an action against the other for infringement of its Patent or Patent Rights.

     Upon any termination of this Agreement, NUWAVE shall be obligated to pay Rave any Royalties due based on the Net Sales occurring during the term in which this Agreement was in effect.

RECORDS AND REPORTS

     Within forty-five (45) days after the end of each calendar quarter in which Royalties are earned or otherwise become due under this Agreement, NUWAVE shall furnish Rave with a written report setting forth the computation of the royalties payable during the preceding calendar quarter. Each report shall be accompanied by the amount due less any taxes required by a governmental agency to be withheld solely in respect to royalties payable to Rave for that calendar quarter of that year. Royalties shall be paid to Rave in U.S. dollars. In case a conversion from one currency to another is involved in determining an earned royalty payment, the exchange rate shall be the exchange rate in effect on the last day of the applicable calendar quarter.

     NUWAVE shall keep and maintain complete and accurate records in sufficient detail to enable royalties payable to Rave hereunder to be determined (including records on all conversion of currency under paragraph A above), and it shall permit such records to be inspected quarterly upon written notice by Rave during reasonable business hours by a certified public accountant or firm of certified public accounts reasonably acceptable to NUWAVE and appointed by Rave for this purpose; provided, however, that NUWAVE shall have the right to destroy or discard such records in accordance with NUWAVE's record retention policy, provided that such records shall be kept for a minimum or four (4) years after the end of the calendar quarter to which they apply. Rave shall bear the cost and expenses of such investigation by the accountants, unless the accountants determine that NUWAVE's determination of the royalties due and owing to Rave was incorrect (in NUWAVE's favor) in an amount exceeding four percent (4%) of the amount calculated by NUWAVE, in which case NUWAVE shall bear cost and expense.

     At NUWAVE's option, the Royalty specified in Section VI, the reports required in Section VII and the records required in Section VII for sales by a NUWAVE Affiliate or sublicensee may be paid or provided either by NUWAVE or directly be the NUWAVE Affiliates or sublicensees to Rave, provided that NUWAVE shall remain ultimately responsible for the payment or provision of any of the foregoing.

RIGHT TO SELL INVENTORY AFTER TERMINATION

     After termination of this Agreement for any reason by either Party, NUWAVE may sell all of Licensed Products which it has on hand upon the date of such termination; provided however, that such sales shall be completed not later than one year from the date of such termination, and that such termination shall not relieve NUWAVE from making the full earned royalty payments herein provided on all Licensed Products sold by it either before or after the date of such termination.

PREVAILING PARTY

     If either Party commences an action or claim against the other to interpret or enforce any of the terms of this Agreement or as a result of a breach by the other Party of any terms hereof, the nonprevailing Party shall pay to the prevailing Party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution, defense or settlement of such action (including at any appellate level).

NO THIRD PARTY RIGHTS

     The provisions of this Agreement are for the exclusive benefit of the Parties and no other party (including without limitation any creditor of any Party) shall have any right or claim against any Party by reason of those provisions or be entitled to enforce any of those provisions against any Party.

NON-ASSIGNMENT

     The Parties have entered into this Agreement in contemplation of personal performances, each by the other, and intend that the licenses, rights and duties hereunder to a Party not be extended to any other entity or person, other than NUWAVE Affiliates or sublicensees as expressly provided herein except in connection with any merger, consolidation or sale of substantially all of the assets of NUWAVE, in which event the resulting entity shall specifically assume all of the obligations of NUWAVE pursuant to the terms of this agreement, provided however, that such resulting entity shall be no less credit worth than NUWAVE at the time of such assumption.

                                                                      SCHEDULE B


                   BEFORE THE AMERICAN ARBITRATION ASSOCIATION


NUWAVE TECHNOLOGIES, INC.,              :
                                        :
                  Claimant,             :
                                        :
                  v.                    :           AAA No. 75184 00327 98
                                        :
RAVE ENGINEERING CORPORATION,           :
AND RANDY BURNWORTH,                    :
                                        :
                  Respondents.          :


                            STIPULATION OF DISMISSAL

     It is hereby stipulated and agreed by and between the undersigned counsel for the respective parties hereto that the above-captioned proceeding be dismissed with prejudice, each party to bear its own costs and fees. Dated: June 11, 1999 DECHERT PRICE & RHOADS



-----------------------------                  --------------------------
       William C. Meier                               Arthur S. Gabinet

Central Park Tower                             4000 Bell Atlantic Tower
2350 Airport Freeway, Suite 660                1717 Arch Street
Bedford, TX 76022                              Philadelphia, PA 19103

Attorney for Rave Engineering                  Attorneys for NUWAVE
Corporation and Randy Burnworth                Technologies, Inc.

                                                                    EXHIBIT 10.2

THIS OPTION AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

                         THE TRANSFER OF THIS OPTION IS
                         RESTRICTED AS DESCRIBED HEREIN.

                            NUWAVE TECHNOLOGIES, INC.

               Option for the Purchase of Shares of Common Stock,
                            par value $0.01 per share

                  THIS CLASS A OPTION EXPIRES ON MAY 28, 2002.


No. 1001                                                           37,500 Shares


     This certifies that, for value received, Rave Engineering Corp., with an address at 12300 Stowe Drive, Building A and B, Poway, california 92064 (including any transferee, the "Holder"), is entitled to subscribe for and purchase from NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth herein, at any time or from time to time from the date hereof until 5:00 P.M. on May 28, 2002, New York time (the "Exercise Period"), 37,500 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), at a price (the "Exercise Price") equal to $1.462 per share. This option is one of the options (collectively, including any options issued upon the exercise or transfer of any such options in whole or in part, the "Option") issued pursuant to the Settlement Agreement, dated as of May 28, 1999 (the "Settlement Agreement"), among the Company, Rave Engineering, Inc. and Randy J. Burnworth. Each Option not exercised prior to 5:00 p.m. on May 28, 2002, New York time, shall become null and void and all rights thereunder shall cease as of such time.

     The number of shares of Common Stock issuable upon exercise of the Options (the "Option Shares") and the Exercise Price may be adjusted from time to time as hereinafter set forth.

     1. This Option may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period by delivery to the Company at its principal executive offices at the address set forth in Section 10 of (i) this Option; (ii) the form of exercise attached hereto as Exhibit A (the "Exercise Form") duly executed by the Holder, and (iii) the full Exercise Price for each share of Option Shares as to which this Option is exercised.

     2. Upon receipt by the Company of the Option, the Option Exercise Form and the aggregate Exercise Price for the Option Shares, the Holder shall be deemed to be the holder of record of the Option Shares issuable upon such exercise; provided, however, that if the date of such receipt is a date upon which the transfer books of the Company are closed, the Holder shall be deemed to be the record holder on the next succeeding business day on which such books are open. As soon as practicable after each such exercise of this Option, the Company shall issue and cause to be delivered to the Holder a certificate or certificates for the Option Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Option should be exercised in part only, the Company shall, upon surrender of this Option for cancellation, execute and deliver a new Option evidencing the right of the Holder to purchase the remaining unexercised balance of the Option Shares (or portions thereof) subject to purchase hereunder.

     3. (a) Any Options issued upon the transfer or exercise in part of this Option shall be numbered and shall be registered in an Option Register as they are issued. The Company shall be entitled to treat the registered holder of any Option on the Option Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Option on the part of any other person, and shall not be liable for any registration or transfer of Options which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Option shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, his or its authority shall be produced. Upon any registration of transfer, the Company shall cause to be delivered a new Option or Options to the person entitled thereto. This Option may be exchanged, at the option of the Holder thereof, for another Option, or other Options of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Option Shares (or portions thereof), upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Options to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Act and the rules and regulations promulgated thereunder.

     (b) The Holder acknowledges that the has been advised by the Company that neither this Option nor the Option Shares have been registered under the Act, that this Option is being or has been issued and the Option Shares may be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company's reliance thereon is based in part upon the representations made by the original Holder in the Settlement Agreement. The Holder acknowledges that he is familiar with the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of this Option or the Option Shares issuable upon exercise hereof shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of this Option or such Option Shares is registered under the Act, it being understood that neither this Option nor such Option Shares are currently registered for sale and that the Company has no obligation or intention to so register this Option or such Option Shares or (ii) this Option or such Option Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the time of the original issuance of this Option for the sale of this Option or such Option Shares and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act.

     4. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase Shares, granted pursuant to the outstanding Options, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that the Option Shares, upon receipt by the Company of the full Exercise Price therefor, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

     5. The issuance of any shares or other securities upon the exercise of this Option, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer or delivery of this Option to a person other than, or the issuance and delivery of any certificate in a name other than that of the registered holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     6. The Option Shares issued upon exercise of the Options shall be subject to a stop transfer order and the certificate or certificates evidencing such Option Share shall bear the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE
          COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS."

     In addition, any Options issued upon transfer or any new Options issued shall bear a similar legend.

     7. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Option (and upon surrender of any Option if mutilated), including an affidavit of the Holder thereof that the Option has been lost, stolen, destroyed or mutilated, together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Option, and upon reimbursement of the company's reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Option of like date, tenor, and denomination.

     8. The Holder of any Option shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Option.

     9. This Option shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within such State, without regard to principles governing conflicts of law.

     10. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at One Passaic Avenue, Fairfield, New Jersey 07004, Attention: Jeremiah F. O'Brien, (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 12. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 12 shall be deemed given at the time of receipt thereof.

     11. No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred by this Option upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

     12. This Option may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Option and all future Holders shall be bound thereby.

Dated:  July 12, 1999

                                             NUWAVE TECHNOLOGIES, INC.


                                             By:  /s/ Gerald Zarin
                                                  ------------------------------
                                                  Name:  Gerald Zarin
                                                  Title:    President


/s/ Jeremiah F. O'Brien
-----------------------
Jeremiah F. O'Brien
Secretary

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation in this registration statement on Form S-3 of our report dated March 10, 1999 on the financial statements of NUWAVE Technologies, Inc. as of December 31, 1998 and for each of the years in the two year period ended December 31, 1998 and the amounts for such years included in the cumulative amounts for the period from July 17, 1995 to December 31, 1998. We also consent to the reference to our firm under the caption "Experts."

     /s/  Richard A. Eisner & Company, LLP

August 9, 1999

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-3 of our report dated March 26, 1997 on our audit of the statement of operations, cash flows of NUWAVE TECHNOLOGIES, INC. (a development stage enterprise) for the period from July 17, 1995 (inception) to December 31, 1996 included in the cumulative amounts for the period from July 17, 1995 (inception) to December 31, 1998 (not presented separately herein), and the related statement of stockholders' equity for the period from July 17, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


     /s/  PricewaterhouseCoopers LLP

New York, New York
August 6, 1999

                                                                    EXHIBIT 24.1

                            SPECIAL POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director of NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), constitutes and appoints Gerald Zarin and/or Jeremiah O'Brien, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Form S-3 registration statement for filing with the Securities and Exchange Commission respecting the registration of shares of Common Stock, par value $.01 per share, of the Company. Together with any and all amendments (including post-effective amendments) to such registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done in virtue hereof.

DATED:  August 6, 1999

                                    --------------------------------
                                    Lyle Gramley

                                                                    EXHIBIT 24.2

                            SPECIAL POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director of NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), constitutes and appoints Gerald Zarin and/or Jeremiah O'Brien, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Form S-3 registration statement for filing with the Securities and Exchange Commission respecting the registration of shares of Common Stock, par value $.01 per share, of the Company. Together with any and all amendments (including post-effective amendments) to such registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done in virtue hereof.

DATED:  August 6, 1999


                                   -------------------------------------
                                   Joseph A. Sarubbi

                                                                    EXHIBIT 24.3

                            SPECIAL POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director of NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), constitutes and appoints Gerald Zarin and/or Jeremiah O'Brien, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Form S-3 registration statement for filing with the Securities and Exchange Commission respecting the registration of shares of Common Stock, par value $.01 per share, of the Company. Together with any and all amendments (including post-effective amendments) to such registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done in virtue hereof.

DATED:  August 6, 1999


                                    ----------------------------
                                    Edward Bohn

                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


Press Contact:                                         Investor Contact:
Kimberly Kriger/Robert Siegfried                       Jerry O'Brien
Kekst and Company                                      NUWAVE Technologies, Inc.
(212) 521-4800                                         (973) 882-8810 Ext. 212


            NUWAVE TECHNOLOGIES AND RAVE ENGINEERING REACH AGREEMENT
                         ON VIDEO ENHANCEMENT TECHNOLOGY

                                                           FOR IMMEDIATE RELEASE

Fairfield, New Jersey, June 17, 1999 -- NUWAVE Technologies, Inc. (NASDAQ: WAVE) and Rave Engineering today announced an agreement settling the claims each had asserted against the other in arbitration commenced by NUWAVE.

As a result of the agreement, NUWAVE continues to maintain exclusive worldwide rights to make, market and license its video enhancement technology free of any claims of ownership or inventorship by Rave. In return, Rave and certain individuals associated with Rave will receive from NUWAVE $175,000 cash as well as 100,000 shares of NUWAVE common stock and three year options to purchase 50,000 of NUWAVE common stock at market value on the date of the agreement.

In connection with the settlement between NUWAVE and Rave, NUWAVE also announced that it has reached an agreement with Prime Technologies, Inc. to terminate the Prime Agency Agreement to which NUWAVE and Prime had been parties and pursuant to which Prime was entitled to fees arising from NUWAVE's license of Rave's licensed technology.

Gerald Zarin, Chairman, Chief Executive Officer and President of NUWAVE, stated, "We are pleased to have reached this agreement with Rave in a manner which serves the interests of all parties. The potential for this technology, we believe, is quite substantial, given the enormous growth and convergence of the t.v., computer and telecommunications markets."

NUWAVE Technologies, Inc. is a leading designer and developer of state-of-the-art video enhancement technology designed to dramatically improve video pictures with clearer, sharper details with more vibrant colors. NUWAVE was founded in 1995. Its proprietary ASIC chip enhances video images at breakthrough price points and is geared toward all video output products in the rapidly expanding and converging multibillion-dollar video marketplace.

Certain statements in this release are forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property litigation and the risk factors detailed from time to time in the Company's annual report on form 10KSB and other material filed with Securities and Exchange Commission.

                                       ###

  For additional information, please visit our website at http://www.nuwav.com